MOVIE GALLERY ENTERS INTO COMMITMENT
                TO REFINANCE SENIOR CREDIT FACILITIES


DOTHAN, Ala., February 6, 2007-- Movie Gallery, Inc. (Nasdaq: MOVI) today announced that it has executed an underwritten financing commitment with Goldman Sachs Credit Partners L.P. providing for the refinancing of the Company's existing senior secured credit facility in its entirety. The Company has authorized Goldman Sachs Credit Partners L.P. to act as sole lead arranger for the transaction, which it expects to close in the first quarter of 2007.

The Company will utilize the funds from the proposed credit facilities to refinance its existing senior secured credit facility, replace existing letters of credit, provide for working capital, pay fees and expenses associated with the proposed credit facilities, and for other general corporate purposes.

Joe Malugen, Chairman and Chief Executive Officer of Movie Gallery, commented, "The new credit facilities will provide Movie Gallery with additional financial flexibility to carry out our business plan for the future. We are pleased to have this financing commitment from Goldman Sachs and look forward to executing on our strategy to deliver renewed growth and profitability for our shareholders."

The proposed credit facilities are expected to have a five year maturity and will contain certain affirmative and negative covenants that are usual and customary for financings of this kind, including certain financial covenants.

About Movie Gallery

The Company is the second largest North American video rental company with over 4,600 stores located in all 50 U.S. states and Canada operating under the brands Movie Gallery, Hollywood Video and Game Crazy. The Game Crazy brand represents 648 in-store departments and 17 free-standing stores serving the game market in urban locations across the Untied States. Since Movie Gallery's initial public offering in August 1994, the Company has grown from 97 stores to its present size through acquisitions and new store openings. For more information about the Company, please visit our website at: www.moviegallery.com

Forward Looking Statements
To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements, including descriptions of the proposed credit facilities and the proposed use of proceeds that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the Company's annual report on Form 10-K for the fiscal year ended January 1, 2006 and subsequently filed quarterly reports on Form 10-Q. In addition to the potential effect of these ongoing factors, there can be no assurance regarding the Company's ability to complete the refinancing contemplated by the proposed credit facilities. The Company's ability to complete the refinancing contemplated by the proposed credit facilities is subject to the satisfaction of the conditions contained in the commitment letter and conditions in the financial markets generally. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts
Analysts and Investors: Michelle K. Lewis, Movie Gallery, Inc., 503-570-1950
Media: Andrew B. Siegel of Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449 ext. 127